Exhibit 10.12

NLT ANNUITY ADMINISTRATION SERVICES AGREEMENT

This NLT Annuity Administration Services Agreement (“Agreement”) is made by and between American International Group, Inc. (“AIG”) and Merit Life Insurance Co. (“Merit”) and shall become effective on January 1, 2011.

RECITALS

WHEREAS, AIG and/or one or more of its affiliates currently provide Merit with administration services, under an omnibus Service and Expense Agreement (“Omnibus Service Agreement”), for an annuity that Merit issued to cover retirees of the National Life of Tennessee (“NLT”), which was an AIG affiliate, but is no longer in operation; and

WHEREAS, the Omnibus Service Agreement states that it shall automatically terminate as to any party that ceases to be a subsidiary or affiliate of AIG; and

WHEREAS, Merit is a direct, wholly-owned subsidiary of American General Finance Corporation, which is a direct, wholly-owned subsidiary of American General Finance, Inc. (“AGFI”), which is a wholly-owned subsidiary of AIG Capital Corporation, which, in turn, is a direct, wholly-owned subsidiary of AIG; and

WHEREAS, on August 10, 2010, AIG entered into a Stock Purchase Agreement with FCFI Acquisition, LLC (“FCFI”), whereby FCFI will indirectly acquire 80% of AGFI; and

WHEREAS, AIG has filed a Disclaimer of Affiliation with the Indiana Department of Insurance, seeking to rebut any statutory presumption that AIG will “control” (as defined in Section 27-1-23-1(e) of the Indiana Code) Merit after FCFI’s indirect acquisition of 80% of AGFI; and

WHEREAS, upon the close of FCFI’s indirect acquisition of 80% of AGFI, Merit will no longer be considered a subsidiary or affiliate of AIG, which will cause the Omnibus Service Agreement to automatically terminate as to Merit; and

WHEREAS, AIG and AGFI have entered into a Transitional Services Agreement, which becomes effective upon the close of FCFI’s indirect acquisition of 80% of AGFI, and which states that AIG will continue to provide Merit with administration services for the NLT annuity, but only through December 31, 2010; and

WHEREAS, AIG and Merit both desire that AIG continue to provide Merit with administration services for the NLT annuity after December 31, 2010, until the expiration of the last of the NLT annuitants or such earlier termination of the agreement, as set forth herein;

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AIG and Merit agree as follows:

1.	Provision of Services. AIG will provide Merit with the services listed on Schedule A, which is attached hereto and made a part of this Agreement.

2.

Fees for Services. Merit shall pay AIG the service fees set forth on Schedule A. AIG shall send Merit an invoice each month for services provided during the previous month. Merit shall pay AIG the amount of all undisputed invoices within thirty (30) days of the date that Merit receives the invoice.

3.

Term and Termination. Unless terminated sooner as provided herein, the term of this Agreement shall last until the expiration of the last of the NLT annuitants. Notwithstanding the foregoing, this Agreement may be terminated at any time: (i) by written agreement between AIG and Merit or (ii) upon provision of written notice by either party of the other party’s material breach or inability to perform, including specifically any failure by Merit to timely and properly fund benefit payments as described in Section 9.

4.

Cooperation. AIG and Merit will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the services described herein. If this Agreement is terminated, in whole or in part, AIG and Merit will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both parties, including the assignment or transfer of the rights and obligations under any contracts.

5.

Responsibility. In an action for monetary damages arising out of an alleged breach of a contract claim, each party shall be liable hereunder only for the actual damages suffered by the other party arising out of the failure of the first party to perform its obligations hereunder; provided, however, that neither party shall be liable for consequential or special damages of the other party.

6.

Status and Directions. The parties acknowledge and agree that AIG shall perform services hereunder solely in a ministerial, non-fiduciary capacity. The parties further acknowledge and agree that AIG shall perform the services hereunder pursuant to the direction of Merit, including Merit’s direction to perform the services identified in Schedule A. AIG may rely upon any direction, information or action of Merit as being proper and legally permitted and shall not be required to inquire into the propriety of any such direction, information or action.

7.

Indemnity. Merit shall indemnify, defend and hold harmless AIG, its affiliates, and their officers, agents and employees (each an “AIG Indemnified Person”) for and from any loss, cost, damage, penalty, fine, obligation or expense of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements) (“Liability”) that may be imposed on, incurred by, or asserted against any AIG Indemnified Person in connection with or arising out of this Agreement or AIG’s performance of services hereunder, excepting only such Liability that results solely from AIG’s gross negligence or willful misconduct.

AIG shall indemnify, defend and hold harmless Merit, its affiliates, and their officers, agents and employees (each a “Merit Indemnified Person”) for and from any Liability that may be imposed on, incurred by, or asserted against any Merit Indemnified Person that results solely from AIG’s gross negligence or willful misconduct.

8.

Force Majeure. AIG shall have no liability to Merit, for any damage, loss, expense or liability of any nature that any person, entity or other may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery, malfunction of equipment or software, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of AIG.

9.

Merit Funding Obligation. Merit shall fund retiree benefit payments, in accordance with payment directions from the trustee, one business day after it receives notification from AIG’s trustee of the amount required to fund retiree benefit payments. If Merit fails to properly and timely fund such payments within five business days after receiving such notification, Merit shall immediately pay the applicable trust an amount equal to ten percent (10%) of the amount that was not timely and properly funded. In addition, Merit shall pay the trust interest of 1% for each month, or portion thereof, during which, and to the extent that, the funding obligation is not satisfied.

10.

Assignment; Successors. No party may assign this Agreement, or any of its rights or obligations under this Agreement, except to an affiliate that is qualified to carry out the assigning party’s obligations or except as otherwise provided in this Agreement, without the prior written consent of the non-assigning party. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and lawful assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

11.

Notices. Except as expressly provided otherwise in this Agreement, any notice, request, claim or other communication required to be given pursuant to this Agreement shall be in writing and may be delivered (i) personally; (ii) by registered, certified or first-class United States mail (postage prepaid); (iii) by a courier, overnight delivery or similar service; or (iv) by facsimile. The notice shall be delivered as follows (or as otherwise designated by the applicable party):

If to Merit, to:	With a copy to:

Chief Financial Officer	General Counsel
601 N.W. Second Street	601 N.W. Second Street
Evansville, IN 47708	Evansville, IN 47708

If to AIG, to:	With a copy to:

Senior Director of Benefits	General Counsel
American International Group, Inc,	American International Group, Inc.
180 Maiden Lane (13/160 Water)	180 Maiden Lane
New York, NY 10038	New York, NY 10038

12.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one Agreement.

13.

Agreement is Entire Contract. This Agreement and the Schedules attached hereto constitute the entire agreement between the parties hereto, relating to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein and therein.

14.	Amendment of Agreement. Any provision of this Agreement may be amended or waived by a writing signed by the party against whom the waiver or amendment is to be enforced.

15.

Severability. Should any provision of this Agreement be held to be void, invalid or inoperative, such provision will be enforced to the extent permissible and the remaining provisions of this Agreement will not be affected.

16.

Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to later enforce and compel strict compliance of every provision of this Agreement.

17.	Governing Law. This Agreement shall be construed, regulated, and administered under the laws of the United States or the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ illegible
Its:	Vice President
Global Head of Compensation and Benefits

MERIT LIFE INSURANCE CO.

By:	/s/ Robert A. Cole
Its:	Robert A. Cole
Senior Vice President

Schedule A

NLT Annuity Services

Provide Merit the servicing for the NLT block of annuities as follows:

1.  Monthly servicing of annuities:

a.   Provision of funding notice through third party vendor or paying agent

b.  Mailing checks/distributions to annuitants; and

c.   Maintenance of annuitant records. Provide payment information that was provided to AIG (i) by Trustee as to total amount of payments and (ii) by Mercer as to payment detail by annuitant

On a quarterly basis, the following services and reporting will be provided regarding the NLT annuities:

1.  Supply distribution amounts and identify applicable optional forms by participant to Merit;

2.  Provision of the following data for determination of actuarial liability: name and sex of participant and beneficiary, dates of birth, benefit amount, whether participant has a beneficiary, if the participant has a beneficiary, what type of joint and survivor benefit has been elected; and

3.  Changes to the in-force file due to beneficiary becoming eligible to receive a payment, the death of a beneficiary in payment status or other changes due to death, no later than two days prior to the end of the quarter month.

In addition, the following ad hoc services are provided as reasonably requested by Merit:

1.  Support Merit’s responses, as necessary and reasonably requested, to surveys and inquiries from the rating agencies and state insurance regulators.

2.  Good faith cooperation and provision of necessary information, records and reports on a timely basis to enable a smooth and orderly transfer of reserve calculation functions to Merit within 6 months of the closing of FCFI’s indirect acquisition of 80% of AGFI.

3.  Supply information or data in response to reasonable written audit requests. Such information shall be limited to the amounts paid per month for the audit period and information as to whom the current payees are

4.  Conduct Social Security Death Index searches and send results to Merit’s actuary.

Merit reimbursement of cost of postage, Merit reimbursement of administration fees ($3 per employee per month). Merit reimbursement of out of pocket fees paid to Trustee to satisfy audit request